Exhibit 99.1

Contact:	David A. Johnson, President
Thomas J. Concannon, CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS COMPLETES PRIVATE PLACEMENT EQUITY FINANCING

HOUSTON, December 6, 2004 - Geokinetics Inc. (OTCBB: GOKN) announced today that it had completed a $2,499,900 equity financing from private investment sources.  The financing consisted of an issue of 8,333 shares of 6% convertible preferred stock priced at $300 per share, which is convertible into common at $.30 cents per share.  Upon conclusion of the transaction, Geokinetics has 27,325,113 shares of common stock outstanding, assuming conversion of the new preferred issue. The new preferred stock accrues dividends at the rate of 6% per year and is redeemable, at the option of the investors, 5 years after issuance and at the option of Geokinetics, 7 years after issuance.

David A. Johnson, President of Geokinetics, commented, “This funding will allow us to bring the professional and technical capabilities of Geophysical Development Corporation, our data processing subsidiary, to a world class level and to provide necessary capital to take advantage of opportunities, both domestic and international, which may arise from improving industry conditions.”

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and seismic data processing services to the oil and gas industry.

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX